Exhibit 99

CAUTIONARY STATEMENTS FOR PURPOSE OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this exhibit in order to do so. The following important factors, among others, could affect the Company's actual results and could cause such results to differ materially from those expressed in the Company's forward-looking statements:

General Governmental Regulations of Financial Reporting: The Company reports information to its shareholders and the general public pursuant to the regulations of various Federal and State Commissions and Agencies. These regulations require conformance by the Company to Generally Accepted Accounting Principles, to pronouncements of the Financial Accounting Standards Board, and to accounting and reporting directives issued by the commissions and agencies. The political and regulatory environment in which the Company is operating is dynamic and rapidly changing. Adoption and/or changes in regulations defining accounting procedures or reporting requirements could have a materially adverse effect on the Company. The Company depends upon the financial institutions and capital markets for financing to continue operations and to finance and develop new opportunities.

General Governmental Regulation of Gaming: Operations - The Company's approved and proposed gaming management operations will be subject to extensive gaming laws and regulations, many of which were recently adopted and have not been the subject of definitive interpretations and are still subject to proposed amendments and regulation. The political and regulatory environment in which the Company is and will be operating, with respect to gaming activities on both non-Indian and Indian land, is dynamic and rapidly changing. Adoption and/or changes in gaming laws and regulations could have a materially adverse effect on the Company. Interference with the execution of the steps defined by the gaming laws and regulations by interested third parties, although not included by the regulations, may significantly slow the approval process.

Fuel and Energy Costs: Our business depends on use of the airplane for business transportation, freight transportation, and many special mission applications. Should our customers be unable to purchase fuel and energy and/or be unable to pass on disproportionate costs to their customers, the use of business and military aircraft by our customers may be curtailed. The value of the airplane related assets would decrease and the revenues related to the airplane equipment and modifications would decrease. These events could have a material adverse effect on our Company.

Key Personnel: The Company's inability to retain key personnel may be critical to the Company's ability to achieve its objectives. Key personnel are particularly important in maintaining relationships with Indian Tribes and with the operations licensed by the FAA. Loss of any such personnel could have a materially adverse effect on the Company.

We are highly dependent on Clark Stewart, our CEO and President. The loss of Mr. Stewart, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Clark Stewart, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to attract and retain experienced professional staff. We entered into an employment agreement with Mr. Stewart; however, maintain no key person insurance on Mr. Stewart. If we were to lose his services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for Mr. Stewart.

Competition: Increased competition, including the entry of new competitors, the introduction of new products by new and existing competitors, or price competition, could have a materially adverse effect on the Company. Additionally, because of the rapid rate at which the gaming industry has expanded and continues to expand, the gaming industry may be at risk of market saturation, both as to specific areas and generally. Overbuilding of gaming facilities at particular sites chosen by the Company may have a material adverse effect on the Company's ability to compete and on the Company's operations.

Major Customers: The termination of contracts with major customers or renegotiation of these contracts at less cost-effective terms, could have a materially adverse effect on the Company. Irregularities in financial accounting procedures, financial reporting requirements and regulatory reporting requirements could cause major customers to become unstable and be unable to complete business transactions which could have a materially adverse effect on the Company.

Product Development: Difficulties or delays in the development, production, testing and marketing of products, could have a materially adverse effect on the Company. The Company's aviation business is subject, in part, to regulatory procedures and administration enacted by and/or administered by the FAA. Accordingly, the Company's business may be adversely affected in the event the Company is unable to comply with such regulations relative to its current products and/or if any new products and/or services to be offered by the Company can or may not be formally approved by such agency. Moreover, the Company's proposed new aviation modification products will depend upon the issuance by the FAA of a supplemental type certificate with related parts manufacturing authority and repair station license, the issuance of which no assurances can be given.

Adverse Actions: Adverse actions by regulators, customers, competitors and/or professionals engaged to regulate or to serve the Company may cause project delays and excessive administrative costs not controllable by the Company.

Administrative Expenditures: Higher service, administrative or general expenses occasioned by the need for additional legal, consulting, advertising, marketing, or administrative expenditures may decrease income to be recognized by the Company.

Low-Priced Penny Stock: Because our common stock is deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

    Deliver to the customer, and obtain a written receipt for, a disclosure document;
    Disclose certain price information about the stock;
    Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
    Send monthly statements to customers with market and price information about the penny stock; and
    In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Regulation Under Federal Aviation Administration: Our Avionics and Aircraft Modifications segments are subject to regulation by the Federal Aviation Administration ("FAA"). We manufacture products and parts under FAA Parts Manufacturing Authority (PMA) requiring qualification and traceability of all materials and vendors used by us. We make aircraft modifications pursuant to the authority granted by Supplemental Type Certificates issued by the FAA. We repair aircraft parts pursuant to the authority granted by our FAA Authorized Repair Station. Violation or changes to FAA regulations could be detrimental to our operation in these business segments.

Licensing and Regulation under Federal Indian Law: Before commencing gaming operations (Class II or Class III) on Indian Land, we must obtain the approval of various regulatory entities. Gaming on Indian land is extensively regulated by Federal, State and Tribal governments and authorities. Regulatory changes could limit or otherwise materially affect the types of gaming that may be conducted on Indian Land. All aspects of our proposed business operations on Indian Lands are subject to approval, regulation and oversight by the Bureau of Indian Affairs ("BIA"), the Secretary of the United States Department of the Interior ("Secretary"), and the National Indian Gaming Commission ("NIGC"). Our management of Class III gaming operations is also subject to approval of a Class III Gaming Compact between the Indian Tribe and the respective state. Failure to comply with applicable laws or regulations, whether Federal, State or Tribal, could result in, among other things, the termination of any management agreements which would have a material adverse effect on us. Management agreement terms are also regulated by the Indian Gaming Regulatory Act ("IGRA"), which restricts initial terms to five years and management fees to 30% of the net profits of the casino, except in certain circumstances where the term may be extended to seven years and the management fee increased to 40%. Management agreements with Indian Tribes will not be approved by the NIGC unless, among other things, background checks of the directors and officers of the manager and its ten largest holders of capital stock have been satisfactorily completed. We will also be required to comply with background checks as specified in Tribal-State Compacts before we can manage gaming operations on Indian land. Background checks by the NIGC may take up to 180 days and may be extended to 270 days. There can be no assurance that we would continue to be successful in obtaining the necessary regulatory approvals for our proposed gaming operations on a timely basis, or at all.

Licensing and Regulation under State of Kansas Law: Our present and future shareholders are and will continue to be subject to review by regulatory agencies. In connection with the our proposed operation of a Class III Indian casino in the territorial boundaries of the State of Kansas, the Company, the appropriate Indian Tribe and the key personnel of all entities may be required to hold Class III licenses approved in the respective state prior to conducting operations. The failure of the Company or the key personnel to obtain or retain a license in these states could have a material adverse effect on the Company or on its ability to obtain or retain Class III licenses in other jurisdictions. Each such State Gaming Agency has broad discretion in granting, renewing and revoking licenses. Obtaining such licenses and approvals will be time consuming and cannot be assured. The State of Kansas has approved pari-mutuel dog and/or horse racing for non-Indian organizations. The State of Kansas operates lottery and keno games for the benefit of the State. There is no assurance that a Tribal/State Compact between the Tribes and the State of Kansas can be completed. If the Compact is not approved, there could be a material adverse effect on our plans for Class III gaming within the territorial boundaries of Kansas.

As a condition to obtaining and maintaining our Oklahoma Class III license or any other Class III license, we must submit detailed financial and other reports to the Indian Tribe and the respective federal and state regulatory Agencies ("the Agency"). Any person owning or acquiring 5% or more of the Common Stock of the Company must be found suitable by one or more of the agencies or the Indian Tribes ("the Interest"). Any Agency has the authority to require a finding of suitability with respect to any shareholder regardless of the percentage of ownership. If found unsuitable by any Agency or the Indian Tribe, the shareholder must offer all of the Ownership Interest in Company stock held by such shareholder to the Company for cash at the current market bid price less a fifteen percent (15%) administrative charge and the Company must purchase such Interest within ten days of the offer. The shareholder is required to pay all costs of investigation with respect to a determination of his/her suitability. In addition, regardless of ownership, each member of the board of directors and certain officers of the Company are subject to a finding of suitability by any Agency and the Indian Tribe